UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2024

FIREFLY NEUROSCIENCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41092	54-1167364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Military Road Kenmore, NY	14217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 888-237-6412

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AIFF	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Directors

On August 19, 2024, the Board of Directors (the “Board”) of Firefly Neuroscience, Inc. (the “Company”) appointed David Johnson and Stella Vnook to the Board, with Mr. Johnson to serve as Executive Chairman of the Board pursuant to the Johnson Employment Agreement (as defined herein), effective as of August 19, 2024. Upon Ms. Vnook’s appointment, Ms. Vnook will succeed (i) David DeCaprio as a member of the Audit Committee of the Board and (ii) Arun Menawat as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), each effective as of August 19, 2024. Ms. Vnook will also replace Brian Posner as the Chairperson of the Nominating Committee, effective as of August 19, 2024.

There are no arrangements or understandings between either of Mr. Johnson or Ms. Vnook and any other person pursuant to which Mr. Johnson or Ms. Vnook was named a director of the Company. Other than the Johnson Employment Agreement, neither of Mr. Johnson nor Ms. Vnook has any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Additionally, on August 19, 2024, the Board designated (i) Greg Lipschitz, David DeCaprio and Jon Olsen to serve as Class I members of the Board, with such term to expire at the first annual meeting of stockholders following the filing of the Certificate of Incorporation (such date, the “Filing Date”), (ii) Brian Posner and Stella Vnook to serve as Class II directors of the Board, with such term to expire at the second annual meeting of stockholders following the Filing Date, and (iii) David Johnson and Arun Menawat to serve as Class III members of the Board, with such term to expire at the third annual meeting of stockholders following the Filing Date.

Employment Agreement with David Johnson

On August 19, 2024 (the “Effective Date”), the Company entered into an Employment Agreement with David Johnson (the “Johnson Employment Agreement”), pursuant to which Mr. Johnson has agreed to serve as Executive Chairman of the Board. Pursuant to the Johnson Agreement, the Company shall pay Mr. Johnson a monthly salary of $12,500 ($150,00 annually) (the “Base Salary”), which such Base Salary shall be reviewed by the Board on an annual basis for increase. Additionally, as soon as administratively practicable following the Effective Date (and in all events, no later than 60 days following the Effective Date), the Company shall grant Mr. Johnson an award of restricted stock that represents, in the aggregate, five (5%) percent of the Company’s issued and outstanding common stock determined on a fully diluted basis as of the Effective Date, with (A) one-half of the initial grant to vest in two equal tranches on each of the six (6) and twelve (12) month anniversary of the Effective Date and (B) all unvested shares subject to the initial grant to vest on the first to occur of the following: (1) a “change in control” (as defined in the applicable award agreement) and (2) the termination of Mr. Johnson’s employment by the Company without Cause or by Mr. Johnson with Good Reason (each as defined in the Johnson Employment Agreement). Pursuant to the Johnson Employment Agreement, Mr. Johnson may receive a one-time performance bonus (the “Performance Bonus”) based upon the achievement of certain gross capital proceeds raised as a part of a successful financing (a “Successful Financing”). If the Successful Financing is (i) under or equal to $5,000,000, (ii) in excess of $5,000,000 and up to or equal to $10,000,000 and (iii) in excess of $10,000,000, Mr. Johnson shall be entitled to a cash bonus of $50,000, $100,000, and $150,000, respectively.

Pursuant to the Johnson Employment Agreement, the term of the Johnson Employment Agreement shall begin on the Effective Date. Either party may terminate the Johnson Employment Agreement any time upon written notice; provided that the Company and the Mr. Johnson will be required to provide the other at least thirty (30) days’ advance written notice of a termination without Cause or Mr. Johnson’s voluntary resignation without Good Reason, respectively. Upon termination of Mr. Johnson’s employment, the Company shall pay the Mr. Johnson (i) any unpaid Base Salary accrued through the date of termination, (ii) any accrued and unpaid paid time off or similar pay to which Mr. Johnson is entitled as a matter of law or Company policy, (iii) any amounts due to Mr. Johnson under the terms of the Company’s benefit plans, and (iv) any unreimbursed expenses properly incurred prior to the date of termination. The Johnson Employment Agreement also contains certain non-solicitation, non-disparagement and confidentiality provisions customary for agreements of such nature.

The foregoing summary description of the Johnson Employment Agreement is qualified in its entirety by reference to the full text of the Johnson Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated as of August 19, 2024, by and between Firefly Neuroscience, Inc. and David Johnson,
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREFLY NEUROSCIENCE, INC.

Date: August 20, 2024	By:	/s/ Jon Olsen
	Name:	Jon Olsen
	Title:	Chief Executive Officer